UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                                  FORM 15

 CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS
    UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                     Commission File Number: 000-51289

                 Goldman Sachs Hedge Fund Partners II, LLC
           (Exact name of registrant as specified in its charter)

                            701 Mount Lucas Road
                        Princeton, New Jersey 08540
                                609-497-5500
     (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                Units of Limited Liability Company Interests
          (Title of each class of securities covered by this form)

                                    None
        (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

          Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

             Rule 12g-4(a)(1)(i)   [X]           Rule 12h-3(b)(1)(i)   [ ]
             Rule 12g-4(a)(1)(ii)  [ ]           Rule 12h-3(b)(1)(ii)  [ ]
             Rule 12g-4(a)(2)(i)   [ ]           Rule 12h-3(b)(2)(i)   [ ]
             Rule 12g-4(a)(2)(ii)  [ ]           Rule 12h-3(b)(2)(ii)  [ ]
                                                 Rule 15d-6            [ ]

          Approximate number of holders of record as of the certification or notice date: 273.

          Pursuant to the requirements of the Securities Exchange Act of 1934, Goldman Sachs Hedge Fund Partners II, LLC has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: July 7, 2006                 By:     /s/ Jennifer Barbetta
                                           ----------------------------------
                                   Name:   Jennifer Barbetta
                                   Title:  Vice President and Chief Financial
                                           Officer